Fushi International Reports Third Quarter 2007
Financial Results

-- Revenues Increased 147% to $32 Million in 3Q07 --
-- Net Income Increased to $8.2 Million, or 25.7% of Revenue --

Dalian, China, November 14, 2007 -- Fushi International, Inc. (NasdaqGM: FSIN), the leading global manufacturer of bimetallic wire used in a variety of telecommunication, power transmission and other electrical products, today announced financial results for the third quarter of 2007.

Q3 Highlights
•	Revenues increased 147% from last year to a record $32.0 million
•	Gross margin improved to 32.9% from last year 30.9%
•	GAAP net income increased 472.8% from last year to a record $8.2 million
•	Fully diluted EPS of $0.33 (year-on-year increase of 423.5%)

Key Financial Metrics:
(All numbers in USD millions, except per-share amounts)

	Q3 2007	Q3 2006	% Change
Revenue	32.0	13.0	147.1
Gross Profit	10.5	4.0	163.3
Operting Income	8.7	3.1	184.3
Net Income	8.2	1.4	473.8
EPS - Diluted	0.33	0.06	423.5

Revenues for the third quarter of 2007 increased 147% to $32.0 million, from $13.0 million in the prior year’s quarter. Revenues in the quarter were driven by a higher average selling price and higher sales volume, higher copper prices, strong market demand, and new and expanded product applications. The average selling price improvement year-over-year resulted primarily from the increase of raw materials, particularly copper prices. Coaxial cable accounted for approximately 59.5% of sales; magnet wire for about 19.1% of sales; and braided wire for about 16% of sales. Flat wire, which the Company began shipping this quarter, accounted for 5.3% of total sales.

Gross profit increased by 163.3% year-over-year to $10.5 million. Gross margin of 32.8% was up from last year’s 30.9%, due to improved product mix and gains from the fluctuation of copper prices. However, margins were down sequentially from 37.0% in the second quarter as current inventory costs increased as a result of higher raw material costs.

Operating expenses in the third quarter increased 94% to $1.8 million compared to $0.9 million in the prior year period. This increase was primarily a result of higher general and administrative expenses associated with the compliance of Sarbanes-Oxley. On a percentage basis, operating expenses decreased to 5.6% from 7.2%, as the company implemented cost-containment measures. Also included in the general and administrative expenses for the third quarter of 2007 was share-based compensation expense of $241,921, which was equivalent to 0.8% of net revenues.

Net income in the third quarter increased 473.8% to $8.2 million, or 25.7% of revenue, up from $1.4 million, or 11% of revenue last year. The higher net income was due to higher revenues and gross margins year-over-year, lower operating expenses, and a one-time charge incurred in last year’s third quarter of $1.5 million associated with the issuance of registration rights penalty shares. Diluted earnings per share in the third quarter of 2007 was $0.33, versus $0.06 in the prior year period. The weighted average share count used to calculate diluted EPS was 25.5 million.

During the quarter, the company announced that it had acquired Copperweld Bimetallics, LLC a leading global manufacturer of bimetallic wire. The transaction was valued at USD$22.5 million, including $14.5 million in cash and the assumption of $8.0 million in debt. Subsequently, Copperweld’s CEO Chris Finley was appointed to the role of Fushi’s Chief Operating Officer, and James Todd, Copperweld’s CFO was named Fushi’s Controller.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi International commented, “We are pleased to report another quarter of continued growth in our business. More importantly, we believe that the combination of Fushi’s and Copperweld’s businesses position us as a domestic and international market leader in the bimetallic industry. We are well on our way to executing our strategic plan through technological innovation, manufacturing expertise, domestic and international marketing and branding and strong management.”

Mr. Fu continued, “In the last few months, we have broadened our product line, significantly increased our production capacity, rounded out our management team, strengthened our market position and improved our balance sheet with a $39 million private placement. We believe these steps provide us with the competitive advantages we need to further strengthen ourselves as the dominant player in our markets.”

Financial Expectations

For the full year 2007, the Company anticipates diluted earnings per share of approximately $0.86-$0.96, based on an estimated weighted diluted share count of 25.0 million shares. Fourth quarter results are expected to be impacted by roughly $0.16 in transaction costs. For 2008, the Company expects fully diluted earnings per share of $1.50-$1.60, based on an estimated weighted diluted share count of 28.8 million shares.

Mr. Fu concluded, “We are excited about the integration of Copperweld and the benefits we expect from that integration. We remain confident that we have put in place a foundation for continued growth and financial flexibility. We believe that the combined company has significant potential, and that we have established ourselves as the leader in the world-wide bimetallic market. We have a lot of work to do in the coming quarters to integrate the companies, ramp up production and leverage our strategic position to increase market share and revenues, and return to strong sustainable margins.”

Conference Call

The Company will conduct a conference call to discuss the third quarter 2007 results today, Wednesday, November 14, 2007 before the market open at 8:30 pm ET. Listeners may access the call by dialing 913-312-1411. A live webcast of the conference call will also be available at www.viavid.net. A replay of the call will be available from November 14, 2007 to December 14, 2007. Listeners may access the replay by dialing # 719-457-0820; passcode: 8453545.

About Fushi International

Fushi International, through its wholly owned subsidiary, Fushi International (Dalian), manufactures bimetallic composite wire products, principally copper clad aluminum wires ("CCA"). CCA, the company's core product, combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices. For more information on Fushi, visit the website: http://www.fushiinternational.com/ .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.
All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual
Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Nathan Anderson
Director of Investor Relations
Fushi International, Inc.
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: 203-682-8200

(Financial Tables to Follow)

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES	$32,014,592	$12,956,092	$79,238,417	$45,881,256

COST OF GOODS SOLD	21,481,175	8,955,882	51,367,707	28,477,095

GROSS PROFIT	10,533,417	4,000,210	27,870,710	17,404,161

OPERATING EXPENSE
Selling expenses	189,625	152,045	558,735	401,294
General and administrative expenses	1,609,612	775,459	5,079,188	2,262,160
Total operating expense	1,799,237	927,504	5,637,923	2,663,454

INCOME FROM OPERATIONS	8,734,180	3,072,706	22,232,787	14,740,707

OTHER INCOME (EXPENSE)
Interest income	565,383	30,344	1,074,837	42,775
Interest expense	(1,361,261)	(318,608)	(4,309,376)	(832,172)
Gain on derivative instrument	286,245	-	1,088,768	-
Other income	14,077	236,002	188,693	556,724
Other expense	(5,298)	(119,302)	(84,992)	(258,152)
Registration rights penalty	-	(1,466,250)	-	(1,466,250)
Total other expense	(500,854)	(1,637,814)	(2,042,070)	(1,957,075)

INCOME BEFORE INCOME TAXES	8,233,326	1,434,892	20,190,717	12,783,632

PROVISION FOR INCOME TAXES	-	-	-	396,553

NET INCOME	8,233,326	1,434,892	20,190,717	12,387,079

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,250,423	629,327	5,266,973	1,107,923
Change in fair value of derivative instrument	(3,738,571)	-	(4,610,090)	-

COMPREHENSIVE INCOME	$6,745,178	$2,064,219	$20,847,600	$13,495,002

BASIC
Earnings per share	$0.37	$0.07	$0.94	$0.62
Weighted average number of shares	22,263,618	19,932,129	21,422,610	19,907,105

DILUTED
Earnings per share	$0.33	$0.06	$0.85	$0.55
Weighted average number of shares	25,454,871	22,761,228	24,335,426	22,612,369

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

A S S E T S
	September 30,	December 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS:
Cash	$46,032,832	$20,493,551
Accounts receivable, trade	12,869,254	7,042,408
Inventories	12,988,190	7,403,116
Notes receivables	106,720	-
Other receivables and prepaid expenses	1,834,819	497,380
Advances to suppliers	9,246,772	3,390,917
Cross currency hedge receivable	286,245	-
Total current assets	83,364,832	38,827,372

PLANT AND EQUIPMENT, net	55,896,662	47,256,475

OTHER ASSETS:
Prepayment on land use right	4,196,583	-
Investment deposit	3,000,000	-
Advances to suppliers, noncurrent	31,012,693	4,559,357
Intangible asset, net of accumulated amortization	5,564,471	5,518,931
Deferred loan expense	3,123,496	-
Total other assets	46,897,243	10,078,288

Total assets	$186,158,737	$96,162,135

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable, trade	$1,038,447	$1,055,684
Liquidated damage payable	-	1,466,250
Other payables and accrued liabilities	898,780	321,276
Customer deposits	349,557	531,065
Taxes payable	840,863	982,345
Short term bank loans	11,872,600	12,504,135
Current portion of long term bank loans	10,672,000	-
Loan from shareholder	-	3,911,256
Total current liabilities	25,672,247	20,772,011

LONG TERM LIABILITIES:
Long term bank loans, net of current portion	-	10,256,000
Notes Payable	60,000,000	-
Fair value of derivative instrument	4,610,090	-
Total liabilities	90,282,337	31,028,011

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, no outstanding as of September 30, 2007 and December 31, 2006.	-	-
Common stock, $0.006 par value, 100,000,000 shares authorized, 22,382,223 and 20,046,162 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively.	134,294	120,277
Additional paid in capital	40,811,997	29,364,955
Deferred stock option compensation	(1,566,383)	-
Statutory reserves	7,184,454	4,452,467
Retained earnings	45,955,432	28,496,702
Accumulated other comprehensive income	3,356,606	2,699,723
Total shareholders' equity	95,876,400	65,134,124

Total liabilities and shareholders' equity	$186,158,737	$96,162,135

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 and 2006
(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,190,717	$12,387,079
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	2,029,646	1,545,520
Amortization of intangibles	174,627	167,062
Amortization of loan commission	491,178	-
Amortization of stock option compensation	887,080	-
Gain on derivative instrument	(1,088,768)	-
Changes in operating assets and liabilities:
Accounts receivable	(5,426,757)	(1,323,834)
Inventories	(5,175,451)	(1,879,011)
Other receivables and prepayments	(1,306,764)	(3,300,663)
Due from related parties	-	3,352,072
Notes receivables	(104,512)	-
Advance to suppliers	(5,600,003)	-
Accounts payable	(58,813)	(783,559)
Other payables and accrued liabilities	570,231	(481,156)
Customer deposits	(198,848)	423,141
Taxes payable	(177,576)	(3,158,993)
Liquidated damage payable	-	1,466,250
Net cash provided by operating activities	5,205,987	8,413,908

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for Investment deposit	(3,000,000)	-
Proceeds from derivative instrument	802,523	-
Advance for purchase of land use right	(4,109,757)	-
Purchase of property and equipment	(8,613,889)	(9,286,833)
Advances for purchase of equipment	(25,724,917)	-
Net cash used in investing activities	(40,646,040)	(9,286,833)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from shareholder	-	4,450,000
Repayment to shareholders	(3,985,698)	-
Proceeds from bank loans	11,546,600	18,259,578
Payments on bank loans	(12,507,240)	(13,747,800)
Net proceeds from convertible notes	56,400,000	-
Proceeds from exercise of stock warrants	7,541,346	15,800
Net cash provided by financing activities	58,995,008	8,977,578

EFFECT OF EXCHANGE RATE ON CASH	1,984,326	680,276

INCREASE IN CASH	25,539,281	8,784,929

CASH, beginning of period	20,493,551	6,163,670

CASH, end of period	$46,032,832	$14,948,599